Exhibit 99.1 - Press Release dated November 3, 2005.

For Immediate Release: January 24, 2006
Telkonet Selects Hospitality Leasing Corporation as its Hospitality Leasing Partner
Telkonet Completes Initial Funding on its Existing Lease Portfolio

Germantown, MD, Telkonet, Inc. (Amex: TKO), the leader in providing in-building broadband access over existing electrical wiring, today announced that it has selected Hospitality Leasing Corporation, HLC, the only full service leasing company entirely focused on and dedicated to the hospitality industry, as its primary leasing partner. Telkonet and HLC have completed their first non-recourse lease purchase transaction valued at approximately $1,200,000, excluding the customer support component of approximately $500,000 which Telkonet will retain and continue to receive monthly customer support payments over the remaining average unexpired lease term of 26 months.

The relationship with HLC enables Telkonet to provide flexible financing options to end user customers purchasing the company’s high-speed Internet access solutions without any capital outlay and/or accessing established credit lines. “Our leading-edge products help hotels to become more competitive by offering their guests simple, reliable and secure broadband access. The value of installing our products takes place over time and therefore the preferred method of paying for the installation is by leasing the equipment” stated E. Barry Smith, CFO of Telkonet. “By partnering with HLC, we have created a relationship with a company that truly understands the hospitality industry and enables Telkonet to focus on what we do best: designing, developing, deploying, and supporting broadband Internet access solutions.”

HLC’s Executive Vice President, Darren Johnston, commented, “Telkonet has demonstrated the importance of offering extended term financing to its hospitality customers through the development of its lease portfolio. At HLC, we are very proud to have been selected by Telkonet to continue this success story and going forward, being the organization delivering this strategic sales tool. HLC is 100% committed to continue to provide Telkonet with “best-in-class” financing solutions for its customers, allowing them to maximize use while minimizing capital outlay”.

“Together, Telkonet and HLC will provide the hospitality market with a product that meets the need of today’s traveler to access reliable high speed Internet access without the provider having to break the bank in doing so” explained Peo Akesson, HLC’s Founder and President. “HLC is committed to helping hospitality owners and operations to become more profitable by allowing them to match their capital outlay with the economical benefits of their investments. At HLC we believe the source of future profits or cost savings in most cases comes from using the asset, not owning it.”

HLC’s solutions include tax benefits, upgrade flexibility, better asset management, and flexible disposal solutions, all which allow hotel owners and operators to save money related to the Total Cost of Ownership of the asset while brining more of the revenue to where it really counts: the bottom line.

About HLC
HLC is the only full service leasing company focused entirely on the hospitality industry. It provides a multitude of financing options to the hospitality industry including traditional financing methods such as Operating and Capital Leases, as well as unique financial products such as Occupancy-Based and Revenue Share Leases. HLC prides itself on its “flexible financing options, easy-to-understand agreements and an unmatched commitment to customer service.”

About Telkonet
Telkonet develops and markets technology for the transmission of high-speed voice, video and data communications over the existing electrical wiring within a building. The revolutionary Telkonet iWire System™ utilizes proven powerline communications (PLC) technology, which enables the delivery of commercial high-speed broadband access from an IP “platform” that is easy to deploy, reliable and cost-effective by leveraging a buildings existing electrical infrastructure.

The building’s existing electrical wiring becomes the backbone of the local area network, which converts virtually every electrical outlet into a high-speed data port, without the costly installation of additional wiring or major disruption of business activity.

The Telkonet iWire System can be installed rapidly and offers a viable and cost-effective alternative to the challenges of hardwiring and wireless local area networks (LANs). Telkonet’s products are designed for use in commercial and residential applications, including multi-dwelling units and the hospitality and government markets. Applications supported by the Telkonet “platform” include but are not limited to: VoIP telephones, Internet connectivity, local area networking, video conferencing, closed circuit security surveillance and a host of other information services. For more information, please visit www.telkonet.com.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).
Contact:
Michael Porter
President
Porter, LeVay & Rose, Inc.
212-564-4700
mike@plrinvest.com www.plrinvest.com